Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-55002 and 333-139819) of Northwest Natural Gas Company of our report dated June 25, 2008 relating to the financial statements of Northwest Natural Gas Company Retirement K Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

June 25, 2008